SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement    [_]  Confidential,  for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_|  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12(c)


                        MICROCIDE PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

|_|  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:
     2)   Form, Schedule or Registration No.
     3)   Filing party:
     4)   Date filed:

                                 April 30, 1998


Dear Shareholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Microcide Pharmaceuticals, Inc. to be held on Thursday, June 18, 1998 at 9:00 a.m. at Microcide's offices located at 850 Maude Avenue, Mountain View, California. The Notice of the Annual Meeting and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

I hope you will be able to join us. If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed Proxy and returning it to us promptly.

Thank you for your interest and participation in the affairs of Microcide Pharmaceuticals.

                                 Sincerely,



                                 /s/ James E. Rurka
                                 ---------------------------
                                 James E. Rurka
                                 President and Chief Executive Officer








                         MICROCIDE PHARMACEUTICALS, INC.
     850 MAUDE AVENUE o MOUNTAIN VIEW o CALIFORNIA 94043 o (650) 428-1550 o
                               FAX (650) 428-3550

                         MICROCIDE PHARMACEUTICALS, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 18, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Microcide Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 18, 1998 at 9:00 a.m. local time, at the Company's offices located at 850 Maude Avenue, Mountain View, California 94043 for the following purposes:

     1. To elect two Class II directors for a term of three years to expire at the Company's 2001 Annual Meeting of Stockholders.

     2. To increase the number of shares of Common Stock reserved for issuance under the Company's 1993 Amended Incentive Stock Plan from 1,880,000 to 2,280,000 shares.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1998.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     These items of business are more fully described in the Proxy Statement accompanying this notice.

     Only stockholders of record at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.



                                            By order of the Board of Directors


                                            /s/ MICHAEL J. O'DONNELL
                                            ------------------------
                                            Michael J. O'Donnell
                                            Secretary

Mountain View, California
April 30, 1998


            IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
          PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE
                               ENVELOPE PROVIDED.



           This Proxy is solicited on behalf of the Board of Directors


                        MICROCIDE PHARMMACEUTICALS, INC.

                         MICROCIDE PHARMACEUTICALS, INC.

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF STOCKHOLDERS


                 INFORMATION CONCERNING SOLICITATION AND VOTING



General

     The enclosed Proxy is solicited on behalf of the Board of Directors of Microcide Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 18, 1998, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices located at 850 Maude Avenue, Mountain View, California 94043. The Company's telephone number at that address is (650) 428-1550.

     These proxy solicitation materials were mailed on or about April 30, 1998 to all stockholders entitled to vote at the meeting.

Record Date and Share Ownership

     Stockholders of record at the close of business on April 20, 1998 are entitled to notice of the meeting and to vote at the meeting. At the record date, 10,938,492 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 165 stockholders.

Solicitation of Proxies

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting Procedure

     Each stockholder is entitled to one vote for each share held. In the election of directors, each stockholder will be entitled to vote for two nominees, and the two nominees with the greatest number of votes will be elected. On all other matters, each share has one vote.


Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must have been received by the Company no later than January 31, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

Nominees

     The Company's Restated Certificate of Incorporation and Bylaws provide for a Board of Directors that is divided into three classes. The directors in Class I hold office until the 2000 Annual Meeting of Stockholders, the directors in Class II hold office until the 1998 Annual Meeting of Stockholders, and the directors of Class III hold office until the 1999 Annual Meeting of Stockholders (or, in each case, until their successors are duly elected and qualified or their earlier resignation, removal from office or death), and, after each such election, the directors in each such case will then serve in succeeding terms of three years and until their successors are duly elected and qualified.

     The Company currently has seven directors, with three directors in Class I, two directors in Class II, and two directors in Class III. The terms of office of the Class I directors, Daniel L. Kisner, M.D., David Schnell, M.D. and Mark
B. Skaletsky expire at the 2000 Annual Meeting of Stockholders. The terms of office of Class II directors, Hugh Y. Rienhoff, Jr., M.D. and John P. Walker expire at the Company's 1998 Annual Meeting of Stockholders. The terms of office of the Class III directors James E. Rurka and Keith A. Bostian, Ph.D. expire at the 1999 Annual Meeting of Stockholders.

     Two Class II directors are to be elected at the 1998 Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders.

     The nominees, and certain information about them as of December 31, 1997, are set forth below:

                                                                                                   Director
          Name of Nominee                 Age               Company Positions                        Since
          ---------------                 ---               -----------------                        -----
Hugh Y. Rienhoff, Jr., M.D. (1) ....      45                   Director                              1994
John P. Walker (2) (3) .............      49                   Director                              1995

----------
(1)  Member of Audit Committee.

(2)  Member of Compensation Committee.

(3)  Member of Nominating Committee.

     Hugh Y. Rienhoff, Jr., M.D., became a Director of the Company in July 1994. Dr. Rienhoff is a Director at Abingworth Management Limited, where his focus is on biotechnology and health care information systems. Prior to joining Abingworth in March 1997, Dr. Rienhoff was a Partner at New Enterprise
Associates. Prior to joining New Enterprise Associates in July 1992, Dr. Rienhoff was a member of the faculty in the Department of Molecular Biology and Genetics at The Johns Hopkins University School of Medicine from July 1989 through June 1992. Dr. Rienhoff trained in internal medicine and human genetics at Johns Hopkins Hospital, and received a B.A. in English and Biology at Williams College and a M.D. from The Johns Hopkins University. He currently serves on the Board of Directors of Aurora Biosciences, Hexagen plc, Iconix Pharmaceuticals, Inc., VacTex, Inc. and Mosaic Technologies.

     John P. Walker became a Director of the Company in December 1995. He has been President, Chief Executive Officer and a Director of AxyS Pharmaceuticals, Inc. (formerly Arris Pharmaceutical Corporation) since February 1993. From September 1991 to January 1993 he was a General Partner of Alpha Venture Partners. From June 1986 to January 1991, Mr. Walker was Chairman, President and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemicals and Plastics Company Inc. Following that acquisition, Mr. Walker served as the latter company's Vice President, Biomaterials Systems from January 1991 to September 1991. From 1971 to 1985, Mr. Walker served as an executive of American Hospital Supply Corporation, most recently serving as President of the American Hospital Company. He currently serves on the Board of Directors of AxyS Pharmaceuticals, Inc., Geron Corporation and one private company. Mr. Walker received a B.A. from State University of New York at Buffalo and conducted graduate studies at Northwestern University for Management.

Incumbent Directors Whose Terms Of Office Continue After the 1998 Annual Meeting

     The names and certain other information about the Directors whose terms of office continue after the 1998 Annual Meeting are set forth below:

                                                                                                   Director
          Name Of Director                Age               Company Positions                        Since
          ----------------                ---               -----------------                        -----
Keith A. Bostian, Ph.D. ..............    46   Director                                              1992
Daniel L. Kisner, M.D. ...............    51   Director                                              1998
James E. Rurka (2) (3) ...............    52   President, Chief Executive Officer and Director       1994
David Schnell, M.D. (1) (3) ..........    37   Director                                              1992
Mark B. Skaletsky ....................    49   Director                                              1998


----------
(1)  Member of Compensation Committee.

(2)  Member of Option Grant Committee.

(3)  Member of Nominating Committee.

     Mr. Rurka's background is summarized under "Executive Officers" below.

     Keith A. Bostian, Ph.D., has served as a Director of the Company since December 1992 and is a Founder of the Company. From December 1992 through January 1998, Dr. Bostian served as the Chief Operating Officer of the Company. From June 1987 through December 1992 he was employed at Merck Research Laboratories, where he was Executive Director of Microbiology and Molecular Genetics. Dr. Bostian was an Assistant and Adjunct Associate Professor of Biology in the Division of Biology at Brown University from 1982 to 1990 and was elected to the American Academy of Microbiology in 1993. Dr. Bostian currently serves as the President and Chief Executive Officer of Iconix Pharmaceuticals, Inc. as well as a member of its Board of Directors. Dr. Bostian received a B.A. in Biology and Chemistry from Augustana College and a Ph.D. in Biochemistry from Queen Mary College, University of London.

     Daniel L. Kisner, M.D., became a director of the Company in April 1998. He has been a director of Isis Pharmaceuticals, Inc. since 1991, Chief Operating Officer since February 1993 and President of Isis Pharmaceuticals, Inc. since May 1994. From March 1991 to February 1993, Dr. Kisner was Executive Vice President of Isis Pharmaceutical, Inc. From December 1988 to March 1991, Dr. Kisner was Division Vice President of Pharmaceutical Development for Abbott Laboratories, a pharmaceutical company. Dr. Kisner serves on the Board of Directors of Isis Pharmaceuticals, Inc. and Anesta Corporation. Dr. Kisner received a B.A. in Biological Sciences from Rutgers University and a M.D. from Georgetown University.

     David Schnell, M.D., has served as a Director of the Company since December 1992 and is a Founder of the Company. Since 1997 he has been a Managing Partner of Prospect Venture Partners. He was a Partner at Kleiner Perkins Caufield & Byers from 1994 to 1997. From 1987 to December 1993, he was a marketing and business development executive at Sandoz Pharmaceuticals Corporation. During 1992 and 1993, he managed Sandoz' venture capital activities and with Avalon Medical Partners founded the Company. Dr. Schnell has previously served on the Board of Directors of Healtheon Corporation, Neurocrine Biosciences and several other privately held companies. Dr. Schnell received a B.S. in Biological Sciences and an M.A. in Health Services Research from Stanford University and a M.D. from Harvard University.

     Mark B. Skaletsky became a Director of the Company in April 1998. He has been President and Chief Executive Officer of GelTex Pharmaceuticals, Inc. since May 1993. From 1988 to 1993, Mr. Skaletsky served as Chairman and Chief Executive Officer of Enzytech, Inc., a biotechnology company. From 1983 to 1988, Mr. Skaletsky served as President and Chief Operating Officer of Biogen, Inc. Mr. Skaletsky serves on the Board of Directors of Isis Pharmaceuticals, Inc. and Leukosite Inc. Mr. Skaletsky received a B.S. in Finance from Bentley College.

Board Meetings and Committees

     The Board of Directors held seven meetings and took action by written consent five times during fiscal 1997. Each incumbent director attended at least 75% of the meetings of the Board of Directors during fiscal 1997.

     The Board of Directors has four standing committees: the Compensation Committee, the Audit Committee, the Option Grant Committee and the Nominating Committee.

     During 1997, directors David Schnell,  M.D., L. James Strand, M.D. and John
P. Walker served on the Compensation Committee, which sets guidelines for hiring, salaries and incentive compensation for employees of the Company other than executive officers, and makes recommendations to the Board of Directors with regard to salaries and incentive compensation for executive officers of the Company. Mr. Rurka, President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding hiring, salaries and incentive compensation for all employees and consultants of the Company, except that Mr. Rurka is excluded from discussions regarding his own salary and incentive compensation. The Compensation Committee held one meeting during fiscal 1997. Each committee member attended the committee meeting.

     During 1997, directors Joseph S. Lacob and Hugh Y. Rienhoff, Jr., M.D. served on the Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held two meetings during fiscal 1997. Mr. Lacob and Dr. Rienhoff each attended the committee meetings.

     During 1997, directors James E. Rurka and Keith A. Bostian, Ph.D. served on the Option Grant Committee which was established principally to grant stock options to non-officer employees upon commencement of employment with the Company in accordance with the guidelines established by the Compensation Committee. During 1997, the Option Grant Committee did not meet but did take action by written consent.

     During 1997, directors James E. Rurka, David Schnell, M.D. and John P. Walker served on the Nominating Committee which interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. During fiscal 1997, the Nominating Committee was formed but did not formally meet. The Nominating Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees in accordance with the Company's Bylaws.

Compensation of Directors

     Non-employee directors of the Company are entitled to participate in the Company's 1996 Director Option Plan. Each individual who becomes a non-employee Board member for the first time will automatically be granted an option to purchase 16,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors, provided such individual was not immediately prior to such time employed by the Company. Such options are exercisable at a price equal to the fair market value of the Company's Common Stock on the date the option is granted, and the right to exercise the shares subject to the option vests over a four-year period. Thereafter, at each annual stockholders' meeting, each non-employee director with at least six months of service on the Board of Directors will automatically be granted an option to purchase 4,000 shares of Common Stock. Such options are exercisable at a price equal to the fair market value of the Company's Common Stock on the date the option is granted, and the right to exercise the shares subject to the option vests over a one-year period.

     The Company pays each non-employee director $1,000 for each Board of Directors' meeting which such director attends in person and $500 for each committee meeting which such committee member attends in person. Directors otherwise have received no other fees for services provided in that capacity but have been reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings. Directors receive no compensation for meetings attended by telephone or for actions taken by written consent.

Vote Required

     The two nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                     VOTE "FOR" THE ELECTION OF THE NOMINEES

                                  PROPOSAL TWO
                 AMENDMENT TO 1993 AMENDED INCENTIVE STOCK PLAN

General

     In April 1993, the Board of Directors of the Company adopted the 1993 Amended Incentive Stock Plan (the "Stock Plan"), which was approved by the stockholders in April 1994. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options. See "Certain Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options. The Board of Directors and stockholders of the Company have previously reserved for issuance 1,880,000 shares of Common Stock under the Stock Plan. In April 1998, the Board of Directors approved an amendment to the Stock Plan increasing the shares of Common Stock reserved for issuance under the Stock Plan to a total of 2,280,000 shares. As of March 1, 1998, options to purchase approximately 1,025,600 shares were outstanding under the Stock Plan, a total of approximately 457,400 shares had been issued upon the exercise of options granted under the Stock Plan and approximately 397,000 shares remained available for future grant.

     The stockholders are now being requested to consider and approve an amendment to the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder to a new total of 2,280,000 shares.

Summary of Stock Plan

     The essential features of the Stock Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Stock Plan, as amended and restated.

     Purposes. The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of the Company and to promote the success of the Company's business.

     Administration. The Stock Plan may be administered by different bodies with respect to optionees who are directors, officers who are not directors and employees of the Company who are neither officers nor directors. With respect to the grant of options to employees who are also officers and directors, subject to Section 16 of the Exchange Act, the Stock Plan shall be administered by (i) the Board of Directors of the Company provided that the Board may do so in compliance with Rule 16b-3 promulgated under the Exchange Act, or (ii) a committee designated by the Board and constituted in such a manner as to comply with Rule 16b-3. With respect to grants to employees or consultants who are neither officers nor directors of the Company, the Stock Plan shall be administered by the Board or by a committee of the Board.

     The administrators of the Stock Plan have full power to select, from among the employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Stock Plan. The interpretation and construction of any provision of the Stock Plan by the administrators shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Stock Plan.

     Eligibility. The Stock Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to the Company. Incentive stock options may only be granted to employees. The Board of Directors or its committee selects the individuals to whom options will be granted and determines the number of shares to be represented by each option as well as the terms thereof.

     Stock Options. Each option granted under the Stock Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     (a) Exercise of the Option. The Board or its committee determines on the date of grant when options become exercisable. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash,
(2) check, (3) promissory note, (4) shares of Common Stock, (5) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect an exercise and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price or (6) any combination of the foregoing methods.

     (b) Exercise Price. The exercise price of options granted under the Stock Plan is determined on the date of grant. In the event of the grant of a nonstatutory option below the fair market value, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the Company's earnings. In the case of options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share at the time of grant. For purposes of the Stock Plan, fair market value shall be the last reported sale price of such stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market (or the exchange with the greatest volume of trading Common Stock) on the date of grant. If the Common Stock of the Company is traded on Nasdaq (but not on the Nasdaq National Market) or regularly quoted by a recognized securities dealer, but selling prices are not reported, the fair market value of a share of Common Stock of the Company shall be the mean between the bid and asked prices for the Common Stock on the date of grant.

     (c) Termination. If the optionee's employment or consulting relationship with the Company is terminated for any reason (other than death or total and permanent disability), options may be exercised within such period as is determined by the Board or its committee (generally 30 days, but in any event, no more than three months in the case of incentive stock options) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date.

     (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of total and permanent disability, options may be exercised at any time within 12 months from the date of disability to the extent such options were exercisable at the date of disability, provided that the option is exercised no later than its expiration date.

     (e) Death. If an optionee should die while serving as an employee or consultant of the Company, options may be exercised at any time within 12 months after the date of death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that such options would have been exercisable by the optionee at the date of death, provided that the option is exercised no later than its expiration date.

     (f) Term and Termination of Options. At the time an option is granted, the Board or its committee determines the period within which the option may be exercised. The proposed form of option agreement provides that options granted under the Stock Plan expire 10 years from the date of grant. In no event may the term of an incentive stock option be longer than 10 years. No option may be exercised by any person after the expiration of its term. An option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of the Company, may not have a term of more than five years.
     (g) Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

     (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board or its committee.

     Adjustments;  Dissolutions;  Mergers  and  Asset  Sales.  In the  event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares under the Stock Plan and the price per share covered by each outstanding option.

     In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. However, the Board may, in its discretion, make provision for accelerating the exercisability of shares subject to options under the Stock Plan in the event of such a proposed dissolution or liquidation. In the event of the merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, each outstanding option shall be assumed or substituted by such successor corporation. However, if a successor does not so assume or substitute, the option shall terminate and the Company shall notify the participant 15 days prior to the closing of the merger.

     Amendment and Termination of the Stock Plan. The Board may amend the Stock Plan at any time or from time to time or may terminate the Stock Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Stock Plan for which stockholder approval would be required under applicable law, as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Stock Plan. The Board may accelerate any option or waive any condition or restriction pertaining to such option at any time. The Board may also substitute new stock options for previously granted stock options, including previously granted stock options having higher option prices, and may reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the Stock Plan shall terminate in April 2003. Any options outstanding under the Stock Plan at the time of its termination shall remain outstanding until they expire by their terms.

Certain Federal Income Tax Information

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to Section 16 of the Exchange Act. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon disposition of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%; while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Unless limited by Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

     The foregoing summary of the federal income tax consequences of Stock Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences or the tax consequences of the employee's or consultant's death.

Vote Required

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock is required to approve the amendment of the Stock Plan.


          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE 1993 AMENDED INCENTIVE STOCK PLAN

                                 PROPOSAL THREE
                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the year ending December 31, 1998, and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements since 1993. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

                   BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director, (iii) the Company's Chief Executive Officer and each of the other executive officers of the Company whose total salary and bonus for fiscal year 1997 exceeded $100,000 (together, the "Named Officers") and (iv) all executive officers and directors as a group.

                                                                                                    Percent
                       Five Percent Stockholders,                                                Beneficially
                    Directors and Executive Officers                              Number           Owned-(1)
                    --------------------------------                              ------           ---------
BVF Partners L.P .............................................................   1,184,000          10.8%
   333 West Wacker Drive, Suite 1600
   Chicago, IL 60606

Johnson & Johnson Development Corporation ....................................     571,429           5.2%
   1 Johnson & Johnson Plaza
   New Brunswick, NJ 08933

Pfizer Inc ...................................................................     571,429           5.2%
   Eastern Point Road
   Groton, CT 06340

Abingworth Bioventures (2) ...................................................     198,101           1.8%
   Abingworth Management Limited
   26 St. James's Street
   London SW1A 1HA
   United Kingdom

Keith A. Bostian, Ph.D. (3) ..................................................     321,167           2.9%

Matthew J. Hogan (4) .........................................................      36,422           *

Daniel L. Kisner, M.D. (5) ...................................................           0           *
   Isis Pharmaceuticals, Inc.
   2292 Faraday Avenue
   Carlsbad, CA 92008

Hugh Y. Rienhoff, Jr., M.D. (2) ..............................................     202,136           1.8%
   Abingworth Management Limited
   26 St. James's Street
   London SW1A 1HA
   United Kingdom

James E. Rurka (6) ...........................................................     273,241           2.5%

David Schnell, M.D. (7) ......................................................      40,880           *
   Prospect Venture Partners
   435 Tasso Street, #140
   Palo Alto, CA 94301

Mark B. Skaletsky (8) ........................................................           0           *
   GelTex Pharmaceuticals, Inc.
   Nine Fourth Avenue
   Waltham, MA 02154

John P. Walker (9) ...........................................................      24,000           *
   AxyS Pharmaceuticals, Inc.
   188 Kimball Way
   So. San Francisco, CA 94080

All directors and executive officers as a group (8 persons) (10) .............     893,731           8.0%

----------
*    Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities, subject to community property laws, where applicable. Applicable percentage ownership is based on 10,928,699 shares of Common Stock outstanding as of March 31, 1998.

(2) Hugh Y. Rienhoff, Jr., M.D., a Director of the Company, is a Director of Abingworth Management Limited. Abingworth Bioventures is an entity solely owned and controlled by Abingworth Management Limited. Includes 35 shares held by Dr. Rienhoff and 4,000 shares issuable to Dr. Rienhoff pursuant to options exercisable within 60 days of March 31, 1998.

(3) Includes 264,000 shares held by Dr. Bostian, 16,000 shares held by Arthur Weil as Trustee for Dr. Bostian's children with respect to which Dr. Bostian disclaims beneficial ownership, 2,000 shares held by Dr. Bostian as Custodian for Dr. Bostian's children, and 39,167 shares issuable to Dr. Bostian pursuant to options exercisable within 60 days of March 31, 1998.

(4) Includes 7,672 shares held by Mr. Hogan and 28,750 shares issuable to Mr. Hogan pursuant to options exercisable within 60 days of March 31, 1998.

(5)  Dr. Kisner became a Director of the Company in April 1998.

(6) Includes 163,866 shares held by Mr. Rurka and 109,375 shares issuable to Mr. Rurka pursuant to options exercisable within 60 days of March 31, 1998.

(7) Includes 36,880 shares held by Dr. Schnell and 4,000 shares issuable to Dr. Schnell pursuant to options exercisable within 60 days of March 31, 1998.

(8)  Mr. Skaletsky became a Director of the Company in April 1998.

(9) Includes 20,000 shares held by the Walker Living Trust of which Mr. Walker is a Trustee and 4,000 shares issuable to Mr. Walker pursuant to options exercisable within 60 days of March 31, 1998.

(10) Includes 189,292 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

                             EXECUTIVE COMPENSATION

Executive Officers

     The executive officers of the Company and certain information about them as of December 31, 1997 are listed below:

                   Name             Age            Company Positions
                   ----             ---            -----------------
James E. Rurka ..............       52     President, Chief Executive Officer
                                           and Director
Keith A. Bostian, Ph.D. (1) .       46     Chief Operating Officer and Director
Matthew J. Hogan ............       37     Chief Financial Officer

----------
(1) Dr. Bostian resigned as Chief Operating Officer of the Company effective January 14, 1998 in order to assume the position of President and Chief Executive Officer of Iconix Pharmaceuticals, Inc. Dr. Bostian continues to serve as a Director of the Company and has entered into a consulting agreement with the Company.

     James E. Rurka, President, Chief Executive Officer and a Director, joined the Company in February 1994. From August 1983 to December 1993 he was with Cetus Corporation and Chiron Corporation where he was most recently President of the Cetus Oncology Division. Prior to joining Cetus Corporation, Mr. Rurka held several group marketing and product management positions at Bristol Laboratories and Schering Laboratories. Mr. Rurka holds a B.A. in English with a minor in Business from Seton Hall University, and he attended Seton Hall University Graduate School of Business.

     Matthew J. Hogan, Chief Financial Officer, joined the Company in May 1996. Prior to joining the Company, he held various positions since 1986 in the investment banking group at Merrill Lynch & Co., most recently as a Director focusing on the biotechnology/pharmaceutical sector. Mr. Hogan holds a B.A. in Economics from Dartmouth College and a M.B.A. from the Amos Tuck School of Business Administration.

Compensation Tables

     Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer and each of the other executive officers of the Company whose total salary and bonus for fiscal year 1997 exceeded $100,000 (collectively the "Named Officers").

                                          Annual Compensation
                                    ------------------------------                   Long-Term
                                                                         Other      Compensation    All Other
             Name and               Fiscal                              Annual      Options/SARs  Compensation
        Principal Position           Year      Salary     Bonus(1)   Compensation         #            (2)
        ------------------           ----      ------     --------   ------------   ------------  ------------
James E. Rurka,                      1995      $254,166    $50,000     $35,721(3)     60,000(4)       $ 723
  President and Chief                1996       260,000     91,000      13,465(5)     75,000(6)         758
  Executive Officer                  1997       275,833         --          --        35,000(7)         828

Keith A. Bostian, Ph.D.,             1995       244,391     50,000      70,433(8)         --          5,118
  Chief Operating Officer            1996       250,000     75,000          --        40,000(9)       5,642
                                     1997       257,917         --          --        30,000(10)      3,568

Matthew J. Hogan,                    1996        92,115     37,500       9,242(12)    50,000(14)        238
  Chief Financial Officer(11)        1997       165,833     10,365      13,565(13)    15,000(15)        714

----------

(1) Represents bonuses earned by the Named Officer based upon his performance in the year noted but paid in the subsequent year.

(2) Represents amounts paid by the Company on behalf of the officer for term life insurance policies (the proceeds of which are payable to the officer's beneficiaries.)

(3) Represents the portion of a forgivable loan for moving, housing and other expenses incurred by Mr. Rurka in connection with relocating to the Company's geographic region attributed to 1995 compensation.

(4) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 60,000 shares of Common Stock at a price of $0.375 per share was granted to Mr. Rurka in December 1995. Such option vested at the rate of 1/4th of the shares on the first anniversary of Mr. Rurka's date of hire and vests on a monthly basis over the subsequent three years. As of December 31, 1997, such option was vested with respect to 57,500 shares of Common Stock.

(5) Represents the portion of a forgivable loan for moving, housing and other expenses incurred by Mr. Rurka in connection with relocating to the Company's geographic region attributed to 1996 compensation.

(6) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 75,000 shares of Common Stock at a price of $2.50 per share was granted to Mr. Rurka in March 1996. Such option vests on a monthly basis over a four-year period after the date of grant. As of December 31, 1997, such option was vested with respect to 32,813 shares of Common Stock.

(7) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 35,000 shares of Common Stock at a price of $10.75 per share was granted to Mr. Rurka in May 1997. Such option vests on a monthly basis over a four year period after the date of grant. As of December 31, 1997, such option was vested with respect to 5,104 shares of Common Stock.

(8) Represents reimbursement for taxes incurred by Dr. Bostian as a result of the payment by the Company in 1994 of $100,908 of moving, housing and other expenses incurred by Dr. Bostian in connection with relocating to the Company's geographic region.

(9) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 40,000 shares of Common Stock at a price of $2.50 per share was granted to Dr. Bostian in March 1996. Such option vests on a monthly basis over a four-year period after the date of grant. As of December 31, 1997, such option was vested with respect to 17,500 shares of Common Stock.

(10) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 30,000 shares of Common Stock at a price of $10.75 per share was granted to Dr. Bostian in May 1997. Such option vests on a monthly basis over a four year period after the date of grant. As of December 31, 1997, such option was vested with respect to 4,375 shares of Common Stock.

(11) Mr. Hogan joined the Company in May 1996.

(12) Represents reimbursement of expenses incurred by Mr. Hogan in connection with relocating to the Company's geographic region attributed to 1996 compensation.

(13) Represents reimbursement of expenses incurred by Mr. Hogan in connection with relocating to the Company's geographic region attributed to 1997 compensation.

(14) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 50,000 shares of Common Stock at a price of $10.25 per share was granted to Mr. Hogan in May 1996. Such option vests on a monthly basis over a four year period after the date of grant. As of December 31, 1997, such option was vested with respect to 19,792 shares of Common Stock.

(15) Pursuant to the Company's 1993 Amended Incentive Stock Plan, an option to purchase 15,000 shares of Common Stock at a price of $10.75 per share was granted to Mr. Hogan in May 1997. Such option vests on a monthly basis over a four year period after the date of grant. As of December 31, 1997, such option was vested with respect to 2,188 shares of Common Stock.

     Employment Contracts. In February 1994, the Company entered into an employment agreement with James E. Rurka, President and Chief Executive Officer and a Director of the Company, for a three-year term. Pursuant to such agreement, Mr. Rurka received an annual base salary of $260,000 in 1996 which was increased in 1997 to an annual base salary of $280,000. Mr. Rurka's salary will be increased in 1998 to $290,000. Also pursuant to such agreement, Mr. Rurka purchased 140,000 shares of Common Stock at a purchase price of $0.25 per share, as to which shares the Company has a right of repurchase which lapses over a four-year period subject to Mr. Rurka's continued employment with the Company, and was provided an option to purchase an additional 60,000 shares of Common Stock based on Mr. Rurka's having met certain bonus objectives. In addition, the Company provided Mr. Rurka, pursuant to the agreement, a forgivable loan to cover certain relocation expenses.

     In December 1992, the Company entered into an employment agreement with Keith A. Bostian, Ph.D., former Chief Operating Officer and a current Director, for a three-year term which provides for a minimum annual salary of $150,000 subject to annual review and increase by mutual agreement, in addition to a guaranteed annual bonus of $79,000. Also pursuant to such agreement, Dr. Bostian purchased 256,000 shares of Common Stock at a purchase price of $0.005 per share subject to vesting over a four-year period at the rate of 1/48th of such shares each month based upon continued employment. The Company subsequently agreed with Dr. Bostian to modify his compensation to an annual salary of $250,000 in 1996, with no guaranteed bonus. Dr. Bostian's salary was increased in 1997 to an annual salary of $260,000. The Company's employment agreement with Dr. Bostian was automatically renewed for an additional term of one year on January 11, 1997 and provides for further automatic renewal for successive terms of one year each unless either party gives notice of cancellation 90 days prior to such renewal. Dr. Bostian resigned as Chief Operating Officer of the Company effective January 14, 1998 in order to assume the position of President and Chief Executive Officer of Iconix Pharmaceuticals, Inc. Dr. Bostian continues to serve as a Director of the Company and has entered into a consulting agreement with the Company.

     The Company currently has no other compensatory plan or arrangement with any of the Named Officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination or retirement of any such executive officer upon a change in control of the Company.

Stock Option Information

     Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended December 31, 1997. The table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                          Option Grants in Last Fiscal

                                                                                         Potential Realizable
                                               % of Total                                  Value at Assumed
                                                 Options                                 Annual Rate of Stock
                                               Granted to                                 Price Appreciation
                                                Employees     Exercise                    for Options Term(2)
                                    Options     in Fiscal       Price     Expiration     --------------------
               Name               Granted(1)      Year        Per Share      Date          5%           10%
               ----                --------      -------       -------      -------      -------      -------
James E. Rurka, President,
   Chief Executive Officer
   and Director .................    35,000       8.0%         $10.75      05/13/07      $236,622     $599,646

Keith A. Bostian, Ph.D., Chief
   Operating Officer and
   Director .....................    30,000       6.9%          10.75      05/13/07       202,819      513,982

Matthew J. Hogan, Chief
   Financial Officer ............    15,000       3.4%          10.75      05/13/07       101,409      256,991

----------
(1) The options referenced in the foregoing table are intended to be incentive stock options to the extent permitted by applicable law. The Company's 1993 Amended Incentive Stock Plan (the "Incentive Plan") also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than fair market value on the date of grant. For so long as the Company's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock. Non-qualified options may be granted at an exercise price of no less than 85% of fair market value on the date of grant. Options generally become exercisable as to 25% of the shares subject to the option one year after the date of grant, and as to the remainder in equal monthly installments over the succeeding 36 months. Options generally terminate on the earlier of thirty days after termination of the optionee's employment by or services to the Company, or ten years after grant.

(2)  The  5%  and  10%  assumed   annualized   rates  of  compound  stock  price
     appreciation are based on the exercise prices shown in the table, are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth certain information concerning the number of options exercised by the Named Officers during the fiscal year ended December 31, 1997, and the number of shares covered by both exercisable and unexercisable stock options held by the Named Officers as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1997 ($8.875 per share).

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                          Number of Unexercised         Value of Unexercised
                                 Shares                          Options                In-the-Money Options
                                Acquired                  at December 31, 1997          at December 31, 1997
                                   on        Value     ---------------------------   ----------------------------
      Name                      Exercise   Realized    Exercisable   Unexercisable   Exercisable    Unexercisable
      ----                      --------   --------    -----------   -------------   -----------    -------------
James E. Rurka ...............     0          $ 0         95,417        74,583         $697,933      $290,192
Keith A. Bostian, Ph.D. ......     0            0         31,250        48,750          191,250       148,750
Matthew J. Hogan .............     0            0         21,980        43,020                0             0

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee during 1997 consisted of directors David Schnell, M.D., L. James Strand, M.D., and John P. Walker. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with regard to the compensation payable to such executive officers for the fiscal year ended December 31, 1997.

   Compensation Philosophy

     The goal of the Company's compensation policies is to align executive compensation with business objectives and corporate performance, and to attract and retain executives who contribute to the long-term success and value of the Company. Compensation for the Company's executive officers consists of a base salary and potential cash bonus, as well as potential incentive compensation through stock options and stock ownership. During 1997, the Company implemented a formal incentive cash bonus plan. The Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

   Base Salary

     The base salary component is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions within the Company's principal competitors, and internal comparability considerations. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year and changes in the general level of base salaries of persons in comparable positions within the industry.

   Incentive Bonuses

     The Company implemented a formal incentive bonus plan in 1997 pursuant to which the executive officers of the Company are eligible to receive incentive cash compensation based upon achievement of corporate goals. The amounts of such cash bonuses for executive officers other than the Chief Executive Officer are based upon the recommendation of the Chief Executive Officer, subject to review and approval of the Compensation Committee and the Board of Directors. The amount of any cash bonus for the Chief Executive Officer is determined by the Compensation Committee subject to the review and approval of the Board of Directors.

   Long-Term Incentives

     The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1993 Amended Incentive Stock Plan and the opportunity to purchase stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the past and anticipated future contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

     The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees may purchase Common Stock through payroll deductions in semi-annual offerings at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. The Company has reserved 120,000 shares of Common Stock for issuance to employees.

   Chief Executive Officer Compensation

     The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. In 1997, James E. Rurka's base salary was increased from $260,000 to $280,000. Mr. Rurka's salary was determined on the basis of negotiations between the Board of Directors and Mr. Rurka with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Rurka's base salary for 1997 was established in part by comparing the base salaries of Chief Executive Officers at other biotechnology and pharmaceutical companies of similar size. Mr. Rurka received a $97,000 bonus in 1997 relative to 1996 performance and was not awarded a bonus in 1998 relative to 1997 performance. As with other executive officers, Mr. Rurka's total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

Section 162(m)

     The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the Proxy Statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

     In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).


                                            Respectfully submitted by:
                                            COMPENSATION COMMITTEE


                                            David Schnell, M.D., Chairman
                                            L. James Strand, M.D.
                                            John P. Walker

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the terms of the Series A Preferred Stock Purchase Agreement between the Company and EpiGenix, Inc., a Delaware corporation, now named Iconix Pharmaceuticals, Inc., (hereinafter referred to as "Iconix") dated January 14, 1998, the Core Technology Development and License Agreement between the Company and Iconix dated January 14, 1998 (the "Core Technology Agreement") and the Antiviral and Surrogate Genetics Research and Collaboration Agreement between the Company and Iconix dated January 14, 1998 (the "Collaboration Agreement"), the Company has purchased 8,750,000 shares of Series A Preferred Stock of Iconix in exchange for the assignment and license of certain technology from the Company to Iconix pursuant to the terms of the Core Technology Agreement. The shares of Series A Preferred Stock are deemed to have a value of $0.75 per share based upon the $0.75 price per share paid by the investors purchasing Series B Preferred Stock of Iconix (which is substantially similar in rights, preferences, and privileges to the Series A Preferred Stock) as part of the same transaction.

     Under the terms of the Core Technology Agreement, the Company has agreed to transfer or license certain technology to Iconix and to jointly develop certain technologies for a specified period of time. Under the terms of the Collaboration Agreement, the parties have agreed to collaborate to discover and develop viral therapeutics, as well as to potentially utilize the technologies which Iconix will develop for antibacterial and antifungal applications.

     Dr. Keith Bostian, formerly Chief Operating Officer of the Company, has become the President and Chief Executive Officer of Iconix. Dr. Bostian will continue to serve as a member of the Company's Board of Directors and has become a consultant to the Company for a two-year period.

     Through a private placement, Iconix arranged a $12.5 million equity investment from (i) affiliated funds Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB Life Sciences Zaibatsu Fund II, (ii) affiliated funds Institutional Venture Partners VII, L.P., Institutional Venture Management VII, L.P. and IVP Founders Fund I, L.P., and (iii) Abingworth Bioventures II SICAV. Joseph S. Lacob, a former Director of the Company, is a General Partner of KPCB VII Associates which is a General Partner of KPCB Life Sciences Zaibatsu Fund II. Mr. Lacob is also a General Partner of KPCB VIII Associates which is a General Partner of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund. L. James Strand, M.D., a former Director of the Company, is a General Partner of Institutional Venture Management VII, L.P. which is the General
Partner of  Institutional  Venture  Partners  VII,  L.P. Dr.  Strand is also the
General Partner of Institutional Venture Management VI, L.P. which is the General Partner of IVP Founders Fund I, L.P. Hugh Y. Rienhoff, Jr., M.D., a Director of the Company, is a Director of Abingworth Management Limited which is a financial advisor to Abingworth Bioventures II SICAV.

     The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Compensation  Committee consisted of David Schnell,  M.D.,
L. James Strand, M.D. and John P. Walker. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other Company. No member of the Compensation Committee, as constituted during 1997, was a former or current officer or employee of the Company.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with.

                                LEGAL PROCEEDINGS

     The Company is not a party to any legal proceeding.

                           CORPORATE PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock from the effective date of the Company's initial public offering on May 14, 1996 through December 31, 1997 for the Company, the Nasdaq National Market Index and the Nasdaq Pharmaceutical Index. The Nasdaq Pharmaceutical Index represents all companies trading on the Nasdaq National Market under the Standard Industrial Code for pharmaceutical companies, including biotechnology companies. The graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like Microcide are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy and the prices of biopharmaceutical stocks.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                         MICROCIDE PHARMACEUTICALS, INC.
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1998

    The undersigned stockholder of MICROCIDE PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 1998 and hereby appoints James E. Rurka and Matthew J. Hogan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of MICROCIDE PHARMACEUTICALS, INC. to be held on June 18, 1998 at 9:00 a.m. local time, at the Company's offices located at 850 Maude Avenue, Mountain View, California, 94043, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.   Election of Directors:

     |_|   FOR all nominees listed below       |_|   WITHHOLD for all nominees
           (except as indicated)                     listed below

     If you wish to withhold authority to vote for any individual nominees, strike a line through that nominee's name in the list below:

     Hugh Y. Rienhoff, Jr., M.D. and John P. Walker

2. Proposal to increase the number of shares of Common Stock reserved for issuance under the 1993 Amended Incentive Stock Plan from 1,880,000 to 2,280,000 shares:

                   |_| FOR            |_| AGAINST         |_| ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal period ending December 31, 1998:

                   |_| FOR            |_| AGAINST         |_| ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment thereof.

                (Continued and to be signed on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1993 AMENDED INCENTIVE STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



                                             -----------------------------------
                                                         Signature

                                             -----------------------------------
                                                         Signature

                                             Dated: ______________________, 1998


(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)